Exhibit 99.1


 AptarGroup Reports Record Second Quarter Results; Declares Dividend


    CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--July 18, 2007--AptarGroup, Inc. (NYSE:ATR) today reported record second quarter results. The
Company's Board of Directors also declared a quarterly dividend.

    Second Quarter 2007 Highlights

    --  Earnings per share jumped 33% to a record $.52 per share

    --  Sales rose 19% to a record $472.9 million

    --  Solid growth reported across all business segments

    --  $25 million spent to repurchase 680,000 shares

    SECOND QUARTER RESULTS

    For the quarter ended June 30, 2007, sales increased 19% to a record $472.9 million from $398.6 million a year ago. Strong dispensing system sales accounted for 12% of the growth while changes in exchange rates contributed 6% and acquisitions added 1%.

    Commenting on the quarter, Carl Siebel, President and CEO, said, "I'm pleased to report that we had another strong quarter. All of our business segments reported increased sales and profits. Broad demand for our unique dispensing systems across our different end-markets and geographic areas increased over the prior year. Our commitment to developing the industry's most innovative dispensing solutions continues to drive our growth."

                Second Quarter Segment Sales Analysis
                       (Growth Over Prior Year)

                                Beauty &                      Total
                                  Home    Closures  Pharma  AptarGroup
                                --------------------------------------
Product and Custom Tooling Sales      14%       5%      18%        12%
Currency Effects                       6%       4%       6%         6%
Sales from Acquired Companies          1%       2%       0%         1%
                                --------------------------------------
Total Growth                          21%      11%      24%        19%
                                ======================================


    Operating income increased to a record $57.5 million, up 31% from $43.8 million a year ago primarily due to increased dispensing system sales and ongoing cost containment efforts. Increased sales of fragrance/cosmetic pumps and sampling systems, and personal care pumps, aerosol valves, and accessories drove Beauty & Home segment income (income before interest expense net of interest income, stock option and corporate expenses, income taxes and unusual items) to $26.4 million or an increase of 34%. Closures segment income rose 10% to $13.4 million primarily due to stronger sales to the food and beverage and personal care markets. Strong demand for our metered dose inhaler valves and nasal spray pumps pushed Pharma segment income to $26.4 million or an increase of 33%.

    Diluted earnings per share increased 33% to a record $.52 per share compared to $.39 per share in the prior year. Siebel added, "We continue to dedicate appropriate resources to the research and development of new dispensing technologies and manage our business with a focus on costs. In addition to these efforts, solid results in each of our business segments drove our earnings to record levels."

    YEAR-TO-DATE RESULTS

    For the year-to-date, sales increased 19% to a record $922.7 million from $774.1 million a year ago. Dispensing system sales increased 12% while changes in exchange rates added 6% and acquisitions contributed 1% to AptarGroup's top line.

    Operating income increased to a record $104.1 million, up 37% from $76.2 million a year ago. Diluted earnings per share increased 41% to $.93 per share compared to $.66 per share a year ago.

    OUTLOOK

    Siebel commented, "Strong demand across all of our business segments allowed us to achieve record first half results and we have a positive outlook on our third quarter at this time. We anticipate that demand for our dispensing systems will increase over prior year levels and as a result, profits are expected to exceed those recorded a year ago. We estimate that diluted earnings per share for the third quarter will be in the range of $.47 to $.50 per share, or an increase of 18% to 25%, compared to $.40 per share in the prior year."

    CASH DIVIDEND AND SHARE REPURCHASE PROGRAM

    The Board of Directors declared a quarterly dividend of $.13 per share, payable August 21, 2007 to shareholders of record as of July 31, 2007. Also during the quarter, the Company repurchased approximately 680,000 shares of common stock for $25 million leaving approximately 3 million shares authorized for repurchase at the end of the second quarter.

    OPEN CONFERENCE CALL

    There will be a conference call on Thursday July 19, 2007 at 8:00 a.m. CDT to discuss the Company's second quarter results for 2007. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptargroup.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.

    AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the fragrance/cosmetic, personal care, pharmaceutical, household and food/beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia, and South America. For more information, visit the AptarGroup web site at www.aptargroup.com.

    This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management's beliefs as well as assumptions made by and information currently available to management. Accordingly, AptarGroup's actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, those related to overall business conditions in the various markets in which AptarGroup operates, the competitive marketplace, fiscal and monetary policy, changes in foreign exchange rates, direct or indirect consequences of acts of war or terrorism, labor relations and other risks and uncertainties discussed from time to time in AptarGroup's filings with the Securities and Exchange Commission, including its Form 10-K's and 10-Q's. Readers are cautioned not to place undue reliance on forward-looking statements.


                           APTARGROUP, INC.
       Condensed Consolidated Financial Statements (Unaudited)

                (In Thousands, Except Per Share Data)
                  CONSOLIDATED STATEMENTS OF INCOME

                              Three Months Ended    Six Months Ended
                                   June 30,             June 30,
                              -------------------  -------------------
                                2007      2006       2007      2006
                              --------- ---------  --------- ---------

Net Sales                      $472,876  $398,625   $922,717  $774,093
Cost of Sales (exclusive of
 depreciation shown below)      318,595   268,518    618,855   522,304
Selling, Research &
 Development and
 Administrative                  65,805    58,087    139,530   120,457
Depreciation and Other
 Amortization                    30,944    28,250     60,181    55,163
                              --------- ---------  --------- ---------
Operating Income                 57,532    43,770    104,151    76,169
Other Income/(Expense):
  Interest Expense              (4,612)   (3,897)    (9,455)   (7,707)
  Interest Income                 1,756       830      3,378     1,741
  Equity in Results of
   Affiliates                       111       137        268       243
  Minority Interests                  1      (86)         18     (132)
  Miscellaneous, net              (820)     (422)    (1,210)     (935)
                              --------- ---------  --------- ---------
Income before Income Taxes       53,968    40,332     97,150    69,379
Provision for Income Taxes       17,000    12,664     30,602    21,901
                              --------- ---------  --------- ---------
Net Income                      $36,968   $27,668    $66,548   $47,478
                              ========= =========  ========= =========

Net Income per Share -
 Basic(a)                         $0.54     $0.39      $0.96     $0.68
                              ========= =========  ========= =========
Net Income per Share -
 Diluted(a)                       $0.52     $0.39      $0.93     $0.66
                              ========= =========  ========= =========

Average Number of Shares -
 Basic(a)                        69,037    70,078     69,113    70,114
Average Number of Shares -
 Diluted(a)                      71,443    71,722     71,886    72,378

(a) Previously reported Net Income per Share and Average Number of Shares have been restated to reflect the two-for-one stock split on May 9, 2007.


                           APTARGROUP, INC.
       Condensed Consolidated Financial Statements (Unaudited)
                             (continued)
                            (In Thousands)
                     CONSOLIDATED BALANCE SHEETS

                                      June 30, 2007  December 31, 2006
ASSETS

Cash and Equivalents                       $195,223           $170,576
Receivables, net                            380,144            320,969
Inventories                                 258,464            226,455
Other Current Assets                         60,500             44,820
                                  -----------------  -----------------
  Total Current Assets                      894,331            762,820
Net Property, Plant and Equipment           602,639            591,077
Goodwill, net                               214,059            207,882
Other Assets                                 26,288             30,233
                                  -----------------  -----------------
Total Assets                             $1,737,317         $1,592,012
                                  =================  =================

LIABILITIES AND STOCKHOLDERS'
 EQUITY

Short-Term Obligations                     $178,800           $127,424
Accounts Payable and Accrued
 Liabilities                                318,962            272,761
                                  -----------------  -----------------
  Total Current Liabilities                 497,762            400,185
Long-Term Obligations                       146,479            168,877
Deferred Liabilities                         85,069             76,550
                                  -----------------  -----------------
Total Liabilities                           729,310            645,612
Stockholders' Equity                      1,008,007            946,400
                                  -----------------  -----------------
Total Liabilities and
 Stockholders' Equity                    $1,737,317         $1,592,012
                                  =================  =================



                           APTARGROUP, INC.
       Condensed Consolidated Financial Statements (Unaudited)
                             (continued)
                            (In Thousands)
                         SEGMENT INFORMATION

                              Three Months Ended    Six Months Ended
                                   June 30,             June 30,
                              -------------------  -------------------

                                2007      2006       2007      2006
                              --------- ---------  --------- ---------
NET SALES

Beauty & Home                  $250,186  $207,583   $492,144  $402,891
Closures                        121,532   109,442    241,513   214,930
Pharma                          101,157    81,461    189,058   156,075
Other                                 1       139          2       197
                              --------- ---------  --------- ---------
Total Net Sales                $472,876  $398,625   $922,717  $774,093
                              ========= =========  ========= =========

SEGMENT INCOME (1)

Beauty & Home                   $26,443   $19,752    $52,575   $36,385
Closures                         13,363    12,186     27,344    22,723
Pharma                           26,356    19,848     49,038    36,911
Corporate Expenses and Other    (9,338)   (8,387)   (25,730)  (20,674)
                              --------- ---------  --------- ---------
Total Income Before Interest
 and Taxes                      $56,824   $43,399   $103,227   $75,345
Less: Interest Expense, Net       2,856     3,067      6,077     5,966
                              --------- ---------  --------- ---------
Income before Income Taxes      $53,968   $40,332    $97,150   $69,379
                              ========= =========  ========= =========

SEGMENT INCOME %
Beauty & Home                     10.6%      9.5%      10.7%      9.0%
Closures                          11.0%     11.1%      11.3%     10.6%
Pharma                            26.1%     24.4%      25.9%     23.6%

Income before Interest and
 Taxes                            12.0%     10.9%      11.2%      9.7%
                              ========= =========  ========= =========

Notes to Condensed Consolidated Financial Statements:
(1) - The Company evaluates performance of its business units and allocates resources based upon income before interest expense net of interest income, stock option and corporate expenses, income taxes and unusual items.


    CONTACT: AptarGroup, Inc.
             Stephen J. Hagge
             815-477-0424